Sub-Item 77Q1(d): Copies of Constituent Instruments Defining The Rights of Shareholders Referred to in Sub-Item 77I

Effective October 31, 2016, the Goldman Sachs Short-Term Conservative Income
 Fund (the Fund) commenced offering Class A Shares and Preferred Shares
(the Shares). The terms of the Shares for the Fund described under Sub-Item 77I are described in Post-Effective Amendment No. 580 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on October 24, 2016
(Accession No. 0001193125-16-745316).  Amendment No. 93 dated
August 18, 2016 to the Registrants Agreement and Declaration of Trust dated January 28, 1997 which established the Shares for the Fund, is incorporated herein by reference to Exhibit (a)(94) to Post-Effective Amendment No. 577 to the Registrants Registration Statement on Form N-1A
 filed with the Securities and Exchange Commission on August 24, 2016 (Accession No. 0001193125-16-690227).